Exhibit 99.1

MATEON THERAPEUTICS TEAM PUBLISHES A NEW PEER-REVIEWED ONCOLOGY ARTICLE ON THE POSITIVE CLINICAL STUDY RESULTS FOR OT-101 AGAINST RECALCITRANT RESISTANT ANAPLASTIC ASTROCYTOMA – A RARE FORM OF MALIGNANT BRAIN TUMOR

AGOURA HILLS, Calif., April 02, 2020 (GLOBE NEWSWIRE) — Mateon Therapeutics Inc. (OTCQB:MATN) today announced the publication of a peer-reviewed research article co-authored by Fatih Uckun MD PhD, Sanjive Qazi PhD, and Vuong Trieu, PhD in the oncology journal Cancer Reports and Reviews.

We previously reported the preliminary findings of a Phase II study (NCT00431561) confirmed its favorable safety profile and showed that OT101 can offer early disease control to R/R high-grade glioma patients at 6 months at a rate comparable to that achieved with the standard alkylating chemotherapy drug temozolomide. We are now reporting our analysis of the long-term follow-up data on the recalcitrant/resistant anaplastic astrocytoma (R/RR AA) patient subpopulation treated in the NCT00431561 study as proof of concept for the clinical utility of the Convection Enhanced Delivery of OT-101 platform (CEDOT). Notably, OT101 administered intratumorally via the CEDOT platform exhibited clinically meaningful single-agent activity and induced durable complete response (CR), partial response (PR) in more than half of the treated R/R AA patients. The median overall survival of patients receiving the CEDOT-delivered experimental therapy 1136 (95% CI:811 - 1743) days which was significantly better than the 590 (95% CI:287 - NA) days median OS (Log Rank χ2=6.5, P-value=0.011) of the TMZ-treated patient population.

“This work demonstrates superiority of OT-101 against an approved chemotherapeutic agent against AA and emphasizes our commitment to find effective new therapies for difficult-to-treat cancers,” stated Dr. Vuong Trieu, Chairman and Chief Executive Officer of Mateon Therapeutics.

OT-101 has received orphan drug designation for glioblastoma, melanoma, and pancreatic cancer. Furthermore, FDA recently granted Rare Pediatric Designation for OT-101 against diffuse intrinsic pontine glioma (DIPG). OT-101 is also effective against coronavirus including COVID-19 and being deployed against the COVID-19 epidemic.

About Mateon Therapeutics

Mateon was created by the recent reverse merger with Oncotelic which became a wholly owned subsidiary of Mateon Therapeutics Inc. (OTCQB:MATN) creating an immuno-oncology company dedicated to the development of first in class RNA therapeutics as well as small molecule drugs against cancer. The founding team members of Oncotelic were responsible for the development of Celgene’s Abraxane as a chemotherapeutic agent for breast, lung, melanoma, and pancreatic cancer. Abraxane was approved in 2005 and has more than $1B in sales annually. The same team was also responsible for the development of Cynviloq, a next generation Abraxane, which was acquired by NantPharma for $1.3B. Mateon/Oncotelic is seeking to leverage its deep expertise in oncology drug development to improve treatment outcomes and survival of cancer patients with a special emphasis on pediatric cancer patients. For more information, please visit www.oncotelic.com and www.mateon.com.

The Chief Executive Officer of Mateon, Dr. Vuong Trieu, PhD is a very experienced biotech executive and a KOL in the field of immunotherapy. He is best known for his seminal contributions to the development of Abraxane.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. Words such as “may”, “expect”, “anticipate” “hope”, “vision”, “optimism”, “design”, “exciting”, “innovative”, “promising”, “will”, “conviction”, “estimate,” “intend,” “believe”, “quest for a cure of cancer”, “innovation-driven”, “paradigm-shift”, “high scientific merit”, “impact potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about future plans, the progress, timing, clinical development, scope and success of future clinical trials, the reporting of clinical data for the company’s product candidates and the potential use of the company’s product candidates to treat various cancer indications. Each of these forward-looking statements involves risks and uncertainties and actual results may differ materially from these forward-looking statements. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. These risks are not exhaustive, the company faces known and unknown risks, including the risk factors described in the company’s annual report on Form 10-K filed with the SEC on April 10, 2019 and in the company’s other periodic filings. Forward-looking statements are based on expectations and assumptions as of the date of this press release. Except as required by law, the company does not assume any obligation to update forward-looking statements contained herein to reflect any change in expectations, whether as a result of new information future events, or otherwise.

Contact Information:

For Mateon Therapeutics, Inc.:

Amit Shah

Email: ashah@oncotelic.com

Source: Mateon Therapeutics